Exhibit 10.1

EXECUTION COPY

(Lockbox - With Activation)

DEPOSIT ACCOUNT CONTROL AGREEMENT

This Agreement is entered into as of May 26, 2006, among Unifi Manufacturing, Inc. (“Company”), Bank of America, N.A. (“Lender”), as agent for itself and the financial institutions party thereto from time to time as lenders (“Agent”), under that certain Amended and Restated Credit Agreement (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Credit Agreement”), dated as of May 26, 2006, among Unifi, Inc. (the “Parent”) and certain of its domestic subsidiaries, including, without limitation, the Company, as borrowers, such lenders and the Lender, in its capacity as Agent, and Bank of America, N.A. (“Bank”) with respect to the following:

A. Bank has agreed to establish and maintain for Company post office number 404617 (the “Lockbox Address”) and deposit account number 3752163784 (the “Account”). Bank performs the services described in Exhibit A, which includes receiving mail at the Lockbox Address, processing it and depositing checks and other payment instructions (“Checks”) into the Account (the “Lockbox Service”).

B. Company has assigned to Lender and the Notes Agent (as defined below) a security interest in the Account and in Checks mailed to the Lockbox Address.

C. Company, Lender and Bank are entering into this Agreement to evidence the security interest of the Lender and the Notes Agent in the Account and such Checks and to provide for the disposition of net proceeds of Checks deposited in the Account.

Accordingly, Company, Lender and Bank agree as follows:

1. (a) This Agreement evidences Lender’s control over the Account and the Account is a “Deposit Account” (as such term is defined in Section 9-102(29) of the Uniform Commercial Code, as in effect from time to time in New York (the “UCC”)). Notwithstanding anything to the contrary in the agreement between Bank and Company governing the Account, Bank will comply with instructions originated by Lender as set forth herein directing the disposition of funds in the Account without further consent of the Company.

(b) Company represents and warrants to Lender and Bank that it has not assigned or granted a security interest in the Account or any Check deposited in the Account, except to Lender and the Notes Agent. Bank represents that it qualifies as a “Bank” within the meaning of Section 9-102(8) of the UCC and agrees that, for the purposes of this Agreement, its “jurisdiction” (as determined by the rules set forth in Section 9-304(b) of the UCC) be shall be the State of New York.

(c) Company will not permit the Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, other than Lender’s security interest referred to herein.

2. During the Activation Period (as defined below), Bank shall prevent Company from making any withdrawals from the Account. Prior to the Activation Period, Company may operate and transact business through the Account in its normal fashion, including making withdrawals from the Account, but covenants to Lender it will not close the Account. Bank shall have no liability in the event Company breaches this covenant to Lender. A reasonable period of time following the commencement of the Activation Period, and continuing on each Business Day thereafter, Bank shall transfer all available balances in the Account to Lender at its account specified in the Notice (as defined below). The “Activation Period” means the period which commences within a reasonable period of time not to exceed two Business Days after Bank’s acknowledgement of receipt of a written notice from Lender in the form of Exhibit B (the “Notice”). A “Business Day” is each day except Saturdays, Sundays and Bank holidays. Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal.

3. Bank agrees it shall not offset, charge, deduct or otherwise withdraw funds from the Account, except as permitted by Section 4, until it has been advised in writing by Lender that all of Company’s obligations that are secured by the Checks and the Account are paid in full. Lender shall notify Bank promptly in writing upon payment in full of Company’s obligations.

4. Bank is permitted to charge the Account:

(a) for its fees and charges relating to the Account or associated with the Lockbox Service and this Agreement; and

(b) in the event any Checks deposited into the Account is returned unpaid for any reason or for any breach of warranty claim.

(c) for any account adjustments as it relates to encoding errors or other adjustments as a result of customary banking practices.

5. (a) If the balances in the Account are not sufficient to compensate Bank for any fees, account adjustments or charges due Bank in connection with the Account, the Lockbox Service or this Agreement, Company agrees to pay Bank on demand the amount due Bank. Company will have breached this Agreement if it has not paid Bank, within five days after such demand, the amount due Bank.

(b) If the balances in the Account are not sufficient to compensate Bank for any account adjustment as described in Section 4 or returned Checks, Company agrees to pay Bank on demand the amount due Bank. If Company fails to so pay Bank immediately upon demand, Lender agrees to pay Bank within five days after Bank’s demand to Lender to pay any amount received by Lender with respect to such returned Checks or account adjustments as described in section 4. The failure to so pay Bank shall constitute a breach of this Agreement.

(c) Company hereby authorizes Bank, without prior notice, from time to time to debit any other account Company may have with Bank for the amount or amounts due Bank under subsection 5(a) or 5(b).

6. (a) Each Business Day, Bank will send any Checks not processed in accordance with the Lockbox Service set-up documents as well as any other materials, such as invoices, received at the Lockbox Address plus information regarding the deposit for the day to the address specified below for Company or as otherwise specified in writing by Company to Bank.

(b) In addition to the original Bank statement provided to Company, Bank will provide Lender with a duplicate of such statement.

7. (a) Bank will not be liable to Company or Lender for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting gross negligence or intentional misconduct.

(b) In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.

(c) Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or negligence or default of Company or Lender or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

(d) Bank shall have no duty to inquire or determine whether Company’s obligations to Lender are in default or whether Lender is entitled to provide the Notice to Bank. Bank may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party.

(e) Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Company, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Company, Bank may act as Bank deems necessary to comply with all applicable provisions of governing statutes and shall not be in violation of this Agreement as a result.

(f) Bank shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process concerning the Lockbox Address, the Account or any Check and shall not be in violation of this Agreement for so doing.

8. Company and Lender shall jointly and severally indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any fees and expenses) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the services described in this Agreement. This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of Bank. Company’s and Lender’s obligations under this section shall survive termination of this Agreement.

9. Company and Lender shall jointly and severally pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code. Company agrees to pay Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).

10. Termination and Assignment of this Agreement shall be as follows:

(a) Lender may terminate this Agreement by providing notice to Company and Bank that all of Company’s obligations which are secured by Checks and the Account are paid in full. Lender may also terminate or it may assign this Agreement upon 30 day’s prior written notice to Company and Bank, provided, however, that any such assignment shall only be to (i) an affiliate or wholly-owned subsidiary of Lender or (ii) U.S. Bank National Association, in its capacity as trustee and collateral agent (the “Notes Agent”) under that certain Indenture, dated as of May 26, 2006 (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Indenture”), among the Parent, as issuer, certain of its domestic subsidiaries, including, without limitation, the Company, as guarantors and U.S. Bank National Association, as Notes Agent, pursuant to the terms of that certain Intercreditor Agreement, dated as of May 26, 2006 (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), among the Parent, certain of its domestic subsidiaries, including, without limitation, the Company, party thereto, Lender, in its capacity thereunder, as the SCF Agent (as defined in the Intercreditor Agreement), and U.S. Bank National Association, as “Notes Agent”. Bank may terminate this Agreement upon 30 days’ prior written notice to Company and Lender. Company may not terminate this Agreement or the Lockbox Service except with the written consent of Lender and upon prior written notice to Bank.

(b) Notwithstanding subsection 10(a), Bank may terminate this Agreement at any time by written notice to Company and Lender if either Company or Lender breaches any of the terms of this Agreement, or any other agreement with Bank.

11. (a) Each party represents and warrants to the other parties that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

(b) The parties each agree that it shall be deemed to make and renew each representation and warranty in subsection 11(a) on and as of each day on which Company uses the services set forth in this Agreement.

12. (a) This Agreement may be amended only by a writing signed by Company, Lender and Bank; except that Bank’s charges are subject to change by Bank upon 30 days’ prior written notice to Company; and provided, however, that during the Activation Period, the Bank and the Lender may agree to amend Section 2 of this Agreement to provide for the transfer of funds in the Account to another account of the Lender, without the consent of the Company. This Section shall survive the termination of this Agreement.

(b) This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.

(c) This Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

(d) This Agreement shall be interpreted in accordance with New York law without reference to that state’s principles of conflicts of law.

13. Any written notice or other written communication to be given under this Agreement shall be addressed to each party at its address set forth on the signature page of this Agreement or to such other address as a party may specify in writing. Except as otherwise expressly provided herein, any such notice shall be effective upon receipt.

14. Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Bank and Company or Lender.

In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

Unifi Manufacturing, Inc. (“Company”)

By:	/s/ Charles McCoy	Address for notices:
Name:		7201 West Friendly Avenue
Title:		Greensboro, North Carolina 27410
Attention: William M. Lowe Telephone: (336) 316-5664 Telecopy: (336) 294-4751

with a copy to:

Unifi, Inc.
7201 West Friendly Avenue Greensboro, North Carolina 27410 Attention: Charles McCoy, Esq.

Signature Page to Deposit Account Control Agreement – Unifi Manufacturing, Inc.

Bank of America, N.A. (“Lender”)

By:	/s/ Andrew A. Doherty	Address for notices:
Name:	Andrew A. Doherty	6100 Fairview Road
Title:	SVP	Suite 200 Charlotte, NC 28210

Signature Page to Deposit Account Control Agreement – Unifi Manufacturing, Inc.

Bank of America, N.A. (“Bank”)

By:	/s/ Shanelle L. Dawson	Address for notices:
Name:	Shanelle L. Dawson	600 Peachtree Street, 10th Flr
Title:	VP	Atlanta, GA 30308 Attn: Elise McEachern Tel: 404-607-5378 Fax: 404-607-6059 and, 600 Peachtree Street, 10th Flr Atlanta, GA 30308 Attn: Shanelle Dawson Tel: 404-607-5493 Fax: 404-607-5482

EXHIBIT A

TO DEPOSIT ACCOUNT CONTROL AGREEMENT

STANDARD TERMS AND CONDITIONS

The Lockbox Service involves processing Checks that are received at a Lockbox Address. With this Service, Company instructs its customers to mail checks it wants to have processed under the Service to the Lockbox Address. Bank picks up mail at the Lockbox Address according to its mail pick-up schedule. Bank will have unrestricted and exclusive access to the mail directed to the Lockbox Address. Bank will provide Company with the Lockbox Service for a Lockbox Address when Company has completed and Bank has received Bank’s then current set-up documents for the Lockbox Address.

If Bank receives any mail containing Company’s lockbox number at Bank’s lockbox operations location (instead of the Lockbox Address), Bank may handle the mail as if it had been received at the Lockbox Address.

PROCESSING

Bank will handle Checks received at the Lockbox Address according to the applicable deposit account agreement, as if the Checks were delivered by Company to Bank for deposit to the Account, except as modified by these Terms and Conditions.

Bank will open the envelopes picked up from the Lockbox Address and remove the contents. For the Lockbox Address, Checks and other documents contained in the envelopes will be inspected and handled in the manner specified in the Company’s set-up documents. Bank captures and reports information related to the lockbox processing, where available, if Company has specified this option in the set-up documents. Bank will endorse all Checks Bank processes on Company’s behalf.

If Bank processes an unsigned check as instructed in the set-up documents, and the check is paid, but the account owner does not authorize payment, Company agrees to indemnify Bank, the drawee bank (which may include Bank) and any intervening collecting bank for any liability or expense incurred by such indemnitee due to the payment and collection of the check.

If Company instructs Bank not to process a check bearing a handwritten or typed notation “ Payment in Full” or words of similar import on the face of the check, Company understands that Bank has adopted procedures designed to detect Checks bearing such notations; however, Bank will not be liable to Company or any other party for losses suffered if Bank fails to detect Checks bearing such notations.

RETURNED CHECK

Unless Company and Bank agree to another processing procedure, Bank will reclear a Check once which has been returned and marked “Refer to Maker,” “Not Sufficient Funds” or “ Uncollected Funds.” If the Check is returned for any other reason or if the Check is returned a second time, Bank will debit the Account and return the Check to Company. Company agrees that Bank will not send a returned item notice to Company for a returned Check unless Company and Bank have agreed otherwise.

ACCEPTABLE PAYEES

For the Lockbox Address, Company will provide to Bank the names of Acceptable Payees (“Acceptable Payee” means Company’s name and any other payee name provided to Bank by Company as an acceptable payee for Checks to be processed under the Lockbox Service). Bank will process a check only if it is made payable to an Acceptable Payee and if the check is otherwise processable. Company warrants that each Acceptable Payee is either (i) a variation of Company’s name or (ii) is an affiliate of Company which has authorized Checks payable to it to be credited to the Account. Bank may treat as an Acceptable Payee any variation of any Acceptable Payee’s name that Bank deems to be reasonable.

CHANGES TO PROCESSING INSTRUCTIONS

Company may request Bank orally or in writing -to make changes to the processing instructions (including changes to Acceptable Payees) for any Lockbox Address by contacting its Bank representative, so long as such changes do not conflict with the terms of the Deposit Account Control Agreement. Bank will not be obligated to implement any requested changes until Bank has actually received the requests and had a reasonable opportunity to act upon them. In making changes, Bank is entitled to rely on instructions purporting to be from Company.

EXHIBIT B

DEPOSIT ACCOUNT CONTROL AGREEMENT

UNIFI MANUFACTURING, INC.

7201 West Friendly Avenue

Greensboro, North Carolina 27410

To:	Bank of America, N. A.

Re:	Unifi Manufacturing, Inc.

Account No. 3752163784

Ladies and Gentlemen:

Reference is made to the Deposit Account Control Agreement dated May 26, 2006 (the “Agreement”) among Unifi Manufacturing, Inc., us and you regarding the above-described account (the “ Account”). In accordance with Section 2 of the Agreement, we hereby give you notice of our exercise of control of the Account and we hereby instruct you to transfer funds to our account as follows:

Bank Name:	_________________________________

ABA No.:	_________________________________

Account Name:	_________________________________

Account No.:	3752163784

Very truly yours,

as Lender

By:
Name:
Title:

Acknowledged By:

As Bank

By:
Name:
Title: